      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 4, 1998
                                                      REGISTRATION NO. 333-31927
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                 POST-EFFECTIVE
                               AMENDMENT NO. 1 TO
                                    FORM S-1
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                          ENDOCARDIAL SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                            3815                           41-1724963
(State or other jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 incorporation or organization)        Identification Number)         Classification Code Number)

                          1350 ENERGY LANE, SUITE 110
                           ST. PAUL, MINNESOTA 55108
                                 (612) 644-7890
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                JAMES W. BULLOCK
                          ENDOCARDIAL SOLUTIONS, INC.
                          1350 ENERGY LANE, SUITE 110
                           ST. PAUL, MINNESOTA 55108
                                 (612) 644-7890
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

            KENNETH L. CUTLER                              JOHN F. WURM
           Dorsey & Whitney LLP                      Fredrikson & Byron, P.A.
          Pillsbury Center South                    1100 International Centre
          220 South Sixth Street                     900 Second Avenue South
    Minneapolis, Minnesota 55402-3901           Minneapolis, Minnesota 55402-3397
              (612) 340-2600                              (612) 347-7000

                            ------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 4, 1998

PROSPECTUS

DATED

                                 750,000 SHARES

                                     [LOGO]
                                  COMMON STOCK

This Prospectus relates to an aggregate of 750,000 shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock"), of Endocardial Solutions, Inc., a Delaware corporation ("ESI" or the "Company"), that may be sold from time to time by Medtronic Asset Management, Inc., a wholly owned subsidiary of Medtronic, Inc. (collectively "Medtronic" or the "Selling Stockholder"). See "Selling Stockholder." The Company will not receive any proceeds from the sale of the Shares. The Company has agreed to pay the expenses of registration of the Shares, including certain legal and accounting fees.

Any or all of the Shares may be offered from time to time in transactions on the Nasdaq National Market, in brokerage transactions at prevailing market prices or in transactions at negotiated prices. See "Plan of Distribution."

The Common Stock is traded on the Nasdaq National Market under the symbol
"ECSI."

SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities offered hereby in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048 and CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site which provides on-line access to registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at the address "http://www.sec.gov."

    The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Such Registration Statement, including exhibits and schedules, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates. Statements made in the Prospectus concerning the contents of any documents referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, which have been filed with the Commission, are hereby incorporated by reference in this Prospectus.

    The description of the Company's Common Stock contained in the Company's Registration Statement filed pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating any such description, is hereby incorporated by reference in this Prospectus.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

    Any statement contained herein or in a document all or part of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to the Company, 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108. Telephone requests may be directed to the Secretary at (612) 644-7890.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND THE NOTES THERETO INCORPORATED BY REFERENCE IN THIS PROSPECTUS. INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER THE HEADING "RISK FACTORS."

    Endocardial Solutions, Inc. ("ESI" or the "Company") designs, develops, and manufactures a minimally invasive diagnostic system that diagnoses, within the span of a few heartbeats, tachycardia, a potentially fatal abnormal heart rhythm. The Company believes that its proprietary EnSite 3000-TM- catheter and clinical workstation (together, the "EnSite System") is a powerful new diagnostic tool that will enable electrophysiologists to rapidly and comprehensively map tachycardia and improve the selection of patient treatment options.

    The Company has conducted limited clinical trials of the EnSite System on patients in the United States and the United Kingdom for ventricular tachycardia and supraventricular (atrial) tachycardia. Although clinical data obtained to date are insufficient (and included patients who experienced complications) to demonstrate the safety and efficacy of the EnSite 3000-TM- System under applicable United States and international regulatory guidelines, the Company anticipates that these and additional clinical trials will be used to support a pre-market approval ("PMA") application to obtain approval to market the EnSite System for the diagnosis of ventricular tachycardia and a 510(k) premarket notification for atrial flutter and tachycardia mapping. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. See "Risk Factors--Limited Clinical Testing Experience; Safety and Efficacy Not Yet Established" and "--Lack of Regulatory Approval."

    Tachycardia are caused by irregular electrical activity in the heart which disrupts the heart's normal pumping action. Ventricular tachycardia ("VT") occur in the lower chambers of the heart and frequently lead to serious complications, including sudden cardiac death. Supraventricular tachycardia ("SVT"), including atrial flutter and tachycardia, originate in the upper chambers of the heart and often result in chest pain, fatigue and dizziness and, while generally not life-threatening, are a leading cause of stroke in the United States.

    It is estimated that in the United States approximately one million people suffer from VT and approximately three million suffer from some form of SVT. The Company estimates that a majority of these four million VT and SVT patients suffer from complex forms of tachycardia that have multiple points of origin in unpredictable locations in the heart ("complex tachycardia"). To date, electrophysiologists have generally been unable to adequately diagnose complex tachycardia due to the limited capabilities of present technology. Currently available single-point contact catheters require time-consuming and tedious procedures that generally produce an insufficient amount of data to effectively locate, diagnose and optimally treat complex tachycardia.

    The Company's EnSite System is designed to enable electrophysiologists to rapidly and precisely locate the multiple, unpredictable points of origin of complex tachycardia. The EnSite System applies proprietary mathematical algorithms to compute more than 3,000 points of electrical activity within a heart chamber, producing a high resolution, real-time, three-dimensional color display of the electrical activity in the heart chamber. The "virtual electrogram" function of the EnSite System allows electrophysiologists to instantly view the electrical activity at any of the more than 3,000 points. The EnSite System is also capable of tracking and displaying the location and movements of auxiliary catheters introduced into the chamber.

    The Company is a development stage company that has incurred significant operating losses since its inception. As of March 31, 1998, the Company had an accumulated deficit of approximately $31.4 million. See "Risk Factors--History of Operating Losses; Accumulated Deficit; Expectation of Future Losses." The Company's offices are located at 1350 Energy Lane, Suite 110, St. Paul, Minnesota 55108, and its telephone number is (612) 644-7890. The Company was incorporated in Minnesota in 1992 and was reincorporated in Delaware in 1995.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.

DEPENDENCE ON SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF THE ENSITE SYSTEM

    The Company's future success is entirely dependent upon the successful development, commercialization and market acceptance of the EnSite System, the development of which is ongoing and the complete efficacy and safety of which have not yet been demonstrated. The EnSite System is currently the Company's only potential product, and the Company could be required to cease operations if the system is not successfully commercialized. The EnSite System will require further development, significant additional clinical trials and, ultimately, United States and international regulatory approvals before it can be marketed in the United States and internationally. There can be no assurance that unforeseen problems will not occur in research and development, clinical testing, regulatory submissions and approval, product manufacturing and commercial scale-up, marketing or product distribution. Any such occurrence could materially delay the commercialization of the EnSite System or prevent its market introduction entirely. The Company will not generate any significant revenue until such time, if ever, as the EnSite System is successfully commercialized. There can be no assurance that the Company will ever derive substantial revenues from the sale of the EnSite System.

LIMITED CLINICAL TESTING EXPERIENCE; SAFETY AND EFFICACY NOT YET ESTABLISHED

    The Company has conducted only limited clinical trials on patients for VT and SVT in the United States and in the United Kingdom. The Company has experienced complications in its clinical trials, and clinical data obtained to date are insufficient to demonstrate the safety and efficacy of the EnSite System under applicable United States and international regulatory guidelines. Accordingly, the Company believes it will be required to conduct extensive clinical testing in the United States in order to support a pre-market approval ("PMA") application to the United States Food and Drug Administration ("FDA") for marketing approval. Patients selected for clinical trials must meet stringent guidelines to undergo testing, and there can be no assurance that patients can be enrolled in clinical trials on a timely basis. Further, there can be no assurance that any of the Company's products will prove to be safe and effective in clinical trials under United States or international regulatory guidelines or that the Company will not encounter problems in clinical testing that will cause a delay in the commercialization of the EnSite System. Moreover, the clinical trials may identify significant technical or other obstacles to be overcome prior to obtaining necessary regulatory or reimbursement approvals.

LACK OF REGULATORY APPROVAL

    The manufacture and sale of medical devices, including the EnSite System, are subject to extensive ongoing regulation by numerous governmental authorities in the United States, principally the FDA and corresponding state agencies, and in other countries. In the United States, the Company's products are regulated as medical devices and are subject to the FDA's premarket approval requirements, which have not been satisfied. Securing FDA approvals requires the submission of extensive clinical data and supporting information to the FDA. Although the EnSite System has been used in limited clinical trials in the United States on patients suffering from VT, under an IDE approved by the FDA, the Company cannot file with the FDA a PMA application to market the EnSite System for diagnosing VT in the United States until more extensive clinical trials are completed. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain and frequently requires from one to several years from the date of FDA filing, if premarket approval is obtained at all. In addition, the use of the EnSite System to diagnose SVT is in the initial stages of clinical development. Though the Company has received an IDE approval from the FDA to pursue clinical testing of the EnSite System for endocardial mapping in the atrium in the United States, significant additional testing will be required to support a subsequent 510(k) premarket notification.

    Sales of medical devices outside of the United States are subject to international regulatory requirements that vary from country to country. The time required to obtain approval for sale internationally may be longer or shorter than that required for FDA approval, and the requirements may differ. After mid-1998, the Company will be required to obtain the certifications necessary to enable the CE Mark to be affixed to the Company's products in order to sell its products in member countries of the European Union. The Company has obtained CE certification for the EnSite catheter, but has not yet received such certification for the EnSite 3000 clinical workstation, and there can be no assurance it will be able to do so in a timely manner. In addition, significant costs and requests for additional information may be encountered by the Company in its efforts to obtain regulatory approvals. Any such events could substantially delay or preclude the Company from marketing its products internationally.

    Regulatory approvals, if granted, may include significant limitations on the indicated uses for which the product may be marketed. In addition, to obtain such approvals, the FDA and certain foreign regulatory authorities may impose numerous other requirements with which medical device manufacturers must comply. FDA enforcement policy strictly prohibits the marketing of approved medical devices for unapproved uses. In addition, product approvals could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following the initial marketing. The Company will be required to adhere to applicable FDA regulations regarding Good Manufacturing Practices ("GMP") and similar regulations in other countries, which include testing, control, and documentation requirements. Ongoing compliance with GMP and other applicable regulatory requirements will be monitored through periodic inspections by federal and state agencies, including the FDA, and by comparable agencies in other countries. Failure to comply with applicable regulatory requirements, including the marketing of products for unapproved uses, could result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to grant premarket approval for devices, withdrawal of approvals and criminal prosecution. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of the Company's products. Certain material changes to medical devices also are subject to FDA review and approval.

    There can be no assurance that the Company will be able to obtain PMA approval for the EnSite System for use in diagnosing VT or 510(k) approval for SVT, the certifications necessary for affixation of the CE Mark on the Company's clinical workstation or other necessary regulatory approvals on a timely basis or at all. Delays in receipt of or failure to receive such approvals, the loss of previously obtained approvals, or failure to comply with existing or future regulatory requirements would have a material adverse effect on the Company's business, financial condition and results of operations.

UNCERTAINTY OF AVAILABILITY OF TREATMENTS EMPLOYING ENSITE SYSTEM

    The Company has developed its EnSite System to diagnose VT and assist electrophysiologists in selecting among treatment options. Current treatments for VT include drugs, implantable defibrillators, surgery and, potentially, catheter ablation. The Company believes that the EnSite System will enable increased use of catheter ablation for treating complex VT. Because ablation treatment for VT is a relatively new and to date an untested treatment, the long term effects of ablation on patients are unknown. As a result, the long term success of ablation therapy in treating VT will not be known for several years. To date, no medical devices for treating VT patients in the United States through catheter ablation have been approved by the FDA. Such catheter ablation devices require PMA approval by the FDA, and there can be no assurance that any such device will be approved by the FDA, or that any FDA approval will be granted in the near future. Accordingly, there can be no assurance that the catheter ablation market will develop in the near term or ever. Moreover, even if medical devices for catheter ablation are approved by the FDA, there can be no assurance that the market for treating VT through catheter ablation will develop or that the EnSite System will prove useful in diagnosing VT for treatment by catheter ablation products approved by the FDA. The Company is not in the process of developing a catheter for ablation treatment and is entirely dependent upon other medical device companies for the development of such devices. If the medical devices for treating ventricular tachycardia through catheter ablation are not approved by the FDA or, even with such approval, if a market for treating ventricular tachycardia by catheter ablation does not develop, the business, financial condition and results of operations of the Company would be materially adversely affected.

UNCERTAINTY OF MARKET ACCEPTANCE; TRAINING OF PHYSICIANS REQUIRED

    The commercial success of the EnSite System is dependent upon the number of diagnostic procedures performed by electrophysiologists using the system. There can be no assurance that the Company's EnSite System will gain any significant degree of market acceptance among electrophysiologists, patients and health care insurers and managed care providers. Electrophysiologists will not recommend that diagnostic procedures be performed using the Company's products until such time, if at all, as clinical data demonstrate the safety and efficacy of such procedures as compared to other diagnostic procedures currently available or under development. See "--Significant Competition; Rapid Technological Change." Even if the clinical safety and efficacy of procedures using the EnSite System is established, electrophysiologists and other physicians may elect not to recommend the procedures for any number of other reasons, including inadequate levels of reimbursement. Broad use of the EnSite System will require training of electrophysiologists, and the time required to complete such training could adversely affect market acceptance. Failure of the Company's products to achieve significant market acceptance would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Uncertainty of Third-Party Reimbursement."

UNCERTAINTY OF ABILITY TO DIAGNOSE AND TREAT ATRIAL FLUTTER AND TACHYCARDIA

    The Company intends to apply the EnSite System to the diagnosis of atrial flutter and tachycardia; however, the Company has conducted only limited clinical studies of its technology on patients suffering from atrial flutter and tachycardia. Although the Company has received an IDE from to the FDA for a multi-center clinical study of the EnSite System in diagnosing atrial flutter and tachycardia, to date the Company has conducted only limited clinical trials on patients for atrial flutter and tachycardia, and there can be no assurance that the Company will be able to successfully extend its technology to the mapping of atrial flutter and tachycardia or obtain regulatory approval to test and market any products developed using such technology to map atrial flutter and tachycardia. In addition, the Company has made and expects to continue to make significant research and development expenditures in extending its technology to the diagnosis of atrial flutter and tachycardia. There can be no assurance that the Company will realize any benefit from these expenditures.

    Atrial flutter and tachycardia are complex diseases and the subject of continuing research. The therapies presently available for atrial flutter and tachycardia are in the developmental stage with no proven effectiveness. Even if the Company is successful in extending its technology to provide products that are capable of diagnosing atrial flutter and tachycardia, there can be no assurance that treatments for atrial flutter and tachycardia will exist that will require the diagnostic capabilities of any products developed by the Company. As a result, there can be no assurance that a commercial market will ever develop for any product developed by the Company for the diagnosis of atrial flutter and tachycardia. The Company is not currently engaged and has no present intention to engage in researching or developing any medical devices for the treatment of atrial flutter and tachycardia.

UNCERTAINTY OF ABILITY TO PENETRATE COMPLEX TACHYCARDIA PATIENT POPULATION

    The Company's EnSite System is designed to diagnose patients suffering from complex tachycardia. The Company estimates that a majority of the four million patients who suffer from tachycardia have complex forms of this disease. Although the Company believes that the patients who suffer from complex tachycardia are potential candidates for diagnosis using the Company's EnSite System, there can be no assurance as to the number of complex tachycardia patients that will be diagnosed using the Company's products due to a number of factors, including patient preferences, the health and clinical history of the particular patient, the access of the patient to electrophysiology labs employing the EnSite System, the availability of alternative diagnostic procedures, the availability of treatment options and the expense of the diagnosis using the EnSite System vis-a-vis alternative diagnostic procedures. Failure of the Company's products to achieve significant penetration of the population of patients suffering from complex tachycardia could have a material adverse effect on the Company's business, financial condition and results of operations. See also "--Uncertainty of Availability of Treatments Employing the EnSite System," "--Uncertainty of Market Acceptance; Training of Physicians Required" and "--Uncertainty of Ability to Diagnose and Treat Atrial Flutter and Tachycardia."

HISTORY OF OPERATING LOSSES; ACCUMULATED DEFICIT; EXPECTATION OF FUTURE LOSSES

    The Company has generated no revenue and has sustained significant operating losses each year since its inception. The Company expects such losses to continue at least through 1999. There can be no assurance that the Company will ever generate substantial operating revenues or achieve profitability. The Company's ability to generate revenues from operations and achieve profitability is dependent upon successful development, regulatory approval, manufacturing and commercialization of the EnSite System and the Company's successful transition from a development stage company to a manufacturing and sales company.

SIGNIFICANT COMPETITION; RAPID TECHNOLOGICAL CHANGE

    The cardiac medical device market is highly competitive and characterized by rapid innovation and technological change. The Company's EnSite System for the mapping of ventricular tachycardia is a new technology that must compete with more established mapping procedures and devices such as single-point contact catheters that are currently widely used to map tachycardia and which are generally less expensive and, unlike EnSite catheters, are generally reused after resterilization. Single-point contact diagnostic catheters have been approved by the FDA for VT mapping. In addition, certain of the Company's competitors are developing new approaches and new products for diagnosing ventricular tachycardia and atrial flutter and tachycardia for which regulatory approval has not been granted, including contact mapping systems using multi-electrode basket contact catheters and single-point mapping technologies. There can be no assurance that any of these competitors will not receive required regulatory approval to market their products before the Company. Certain competitors have integrated product lines that include products for both diagnosis and ablation treatment, which may afford opportunities for product bundling and other marketing advantages. Many of the Company's competitors have an established presence in the field of electrophysiology and established relationships with electrophysiology labs. Many of these competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals, and manufacturing, marketing and distributing products. There can be no assurance that the Company will succeed in developing and marketing technologies and products that are more clinically efficacious or cost effective than the more established products or the new approaches and products developed and marketed by its competitors. Certain of the Company's competitors may achieve patent protection, regulatory approval or product commercialization more quickly than the Company, which may negatively impact the Company's ability to compete. The failure of the Company to demonstrate the safety, benefit, efficacy and cost effectiveness of its products as compared to those of its competitors or the failure to develop new technologies and products before its competitors would have a material adverse effect on business, financial condition and results of operations.

    The medical device industry is subject to rapid technological innovation and, consequently, the life cycle of any particular product is short. There can be no assurance that alternative diagnostic systems or other discoveries and developments with respect to mapping tachycardia will not render the Company's products obsolete. Furthermore, the greater financial and other resources of many of the Company's competitors may permit such competitors to respond more rapidly than the Company to technological advances.

DEPENDENCE ON PATENTS AND PROPRIETARY TECHNOLOGY

    The Company's success will depend in part on its ability to obtain patent protection for its products and processes, to preserve its trade secrets and to operate without infringing the proprietary rights of third parties. The patent positions of medical device companies, including the Company, are uncertain and involve complex and evolving legal and factual questions. There can be no assurance that any pending or future patent applications will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of the Company's patents will exclude competitors or that the rights granted thereunder will provide any competitive advantage to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Furthermore, there can be no assurance that others will not independently develop similar technologies or duplicate any technology by the Company or that the Company's technology will not infringe patents or other rights owned by others. Moreover, the Company cannot be certain that it was the first to make the inventions covered by each of its issued patents and its pending patent applications, or that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources and have made substantial investments in competing technologies, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries may not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

    There has been substantial litigation regarding patent and other intellectual property rights in the medical device industry and competitors may resort to intellectual property litigation as a means of competition. Intellectual property litigation is complex and expensive and the outcome of such litigation is difficult to predict. There can be no assurance that the Company will not become subject to patent infringement claims or litigation in a court of law, or interference proceedings declared by the United States Patent and Trademark Office to determine the priority of inventions or an opposition to a patent grant in a foreign jurisdiction. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to assert patent infringement suits or to defend itself from claims of invalidity. An adverse determination in any litigation could subject the Company to significant liabilities to third parties, or require the Company to seek licenses from or pay royalties to third parties that may be substantial. Furthermore, there can be no assurance that the necessary licenses would be available to the Company on satisfactory terms, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company from manufacturing, selling or using its proposed products, any of which would have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

    In addition to patents, the Company relies on trade secrets and proprietary knowledge, which it seeks to protect, in part, through confidentiality agreements with employees, consultants and other parties. In particular, the Company relies upon such means to protect the proprietary software used in the EnSite System. There can be no assurance that the Company's proprietary information or confidentiality agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.

LIMITED MANUFACTURING EXPERIENCE; SCALE-UP RISK

    The Company has only limited experience in manufacturing the EnSite catheter and the patient interface unit of the EnSite System. The Company currently manufactures its catheters and patient interface units in limited quantities for laboratory and clinical testing and intends to manufacture the EnSite catheter for commercial sale. The Company has no experience manufacturing its products in the volumes that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that reliable, high-volume manufacturing capacity can be established or maintained at commercially reasonable costs. If the Company receives FDA or foreign approval for its products, it will need to expend significant capital resources and develop the necessary expertise to establish large-scale manufacturing capabilities. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, quality control and assurance, component supply shortages, shortages of qualified personnel, compliance with FDA and foreign regulations, and the need for further FDA or foreign regulatory approval of new manufacturing processes. Any inability of the Company to establish and maintain large-scale manufacturing capabilities would have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company's manufacturing facilities will be subject to periodic inspection by United States and foreign regulatory authorities. In order to manufacture products for sale in the United States, the Company's operations must undergo GMP compliance inspections conducted by the FDA. To date, the Company's facilities and manufacturing processes have not undergone any such inspections. The Company will also be required to comply with ISO 9001 and 9002 and CE Mark standards in order to sell its products in Europe. The Company received ISO 9001 certification for its catheter and quality system in August 1997 and ISO 9002 certification for the clinical workstation and CE Mark for the EnSite catheter in January 1998. Any failure of the Company to comply with GMP or ISO 9001 and 9002 and CE Mark standards may result in the Company being required to take corrective actions, such as modification of its manufacturing policies and procedures. In addition, the Company may be required to cease all or part of its operations for some period of time until it can demonstrate that appropriate steps have been taken to comply with GMP or ISO 9001 and 9002 and CE Mark regulations. Although the Company has received ISO 9001 and 9002 certification, there can be no assurance that the Company will be found in compliance with GMP or ISO 9001 and 9002 and CE Mark standards in future audits by regulatory authorities or that the Company will not experience difficulties in the course of developing its manufacturing capability. A failure to comply with GMP or ISO 9001 and 9002 and CE Mark standards, or to develop its manufacturing capability in compliance with such standards, would prohibit the Company from manufacturing and distributing its products and therefore have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SOLE OR LIMITED SOURCE SUPPLIERS

    The Company purchases raw materials and certain key components of its products, including the computer workstation and certain components for its catheter, from sole, single or limited source suppliers. For certain of these components, there are relatively few alternative sources of supply. The Company currently has no agreements that would assure delivery of raw materials and components from such suppliers. Establishing additional or replacement suppliers for any of the numerous components used in the Company's products, if required, may not be accomplished quickly and could involve significant additional costs. The inability of any of the Company's suppliers to provide an adequate supply of components in a timely manner, or the inability of the Company to locate qualified alternative suppliers for materials and components at a reasonable cost, could adversely affect the Company's business, financial condition and results of operations. In the event the Company had to replace a single source supplier, such replacement would be required to meet GMP and certain other regulatory standards.

NEED TO MANAGE EXPANDING OPERATIONS

    In order to complete clinical trials in progress, prepare additional products for clinical trials, and develop future products, the Company believes that it will be required to expand its operations, particularly in the areas of research and development, manufacturing, quality assurance and sales and marketing. As the Company expands its operations in these areas, such expansion will likely result in new and increased responsibilities for management personnel. To accommodate any such growth and compete effectively, the Company will be required to implement and improve information systems, procedures, and controls, and to expand, train, motivate and manage its work force. The Company's future success will depend to a significant extent on the ability of its current and future management personnel to operate effectively, both independently and as a group. There can be no assurance that the Company's personnel, systems, procedures and controls will be adequate to support the Company's future operations. Any failure to implement and improve the Company's operational, financial and management systems or to expand, train, motivate or manage employees as required by future growth, if any, would have a material adverse effect on the Company's business, financial condition and results of operations. See "--Dependence on Key Personnel; Need for Additional Personnel."

LIMITED COMMERCIAL SALES AND MARKETING EXPERIENCE

    The Company has limited experience marketing the EnSite System. There can be no assurance that the Company will be able to build and maintain a suitable sales force or enter into or maintain satisfactory marketing arrangements with third parties when commercial potential develops, if ever, or that its sales and marketing efforts will be successful.

RISKS RELATING TO INTERNATIONAL OPERATIONS

    The Company plans to market the EnSite System through distributors in international markets, subject to receipt of required foreign regulatory approvals. Sales in foreign markets are initially expected to be the Company's only source of revenue. In September 1997 the Company signed a seven-year distribution agreement (the "Distribution Agreement") with Medtronic to market the EnSite System for the electrophysiology markets in Europe and Japan. The initial market release is expected to include sites in Germany, Italy and the United Kingdom. Under the terms of the Distribution Agreement, Medtronic has been granted exclusive distribution rights for the Company's products in Europe and Japan and has been granted certain rights for distribution in other regions outside North America. The Company has no distribution arrangements for other international markets, and currently retains all distribution rights in North America. There can be no assurance that international distributors for the Company's products will devote adequate resources to selling its products.

    Changes in overseas economic conditions, currency exchange rates, foreign tax laws or tariffs or other trade regulations could have a material adverse effect on the Company's ability to market its products internationally and therefore on its business, financial condition and results of operations. The Company's business is also expected to subject it and its representatives, agents and distributors to laws and regulations of the foreign jurisdictions in which they operate or the Company's products are sold. The Company may depend on foreign distributors and agents for compliance and adherence to foreign laws and regulations. The regulation of medical devices in a number of such jurisdictions, particularly in the European Union, continues to develop and there can be no assurance that new laws or regulations will not have an adverse effect on the Company's business, financial condition and results of operations. In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States.

DEPENDENCE ON KEY PERSONNEL; NEED FOR ADDITIONAL PERSONNEL

    The success of the Company is dependent in large part upon the ability of the Company to attract and retain key management and operating personnel. Qualified individuals are in high demand and are often subject to competing offers. In the future, the Company will need to add additional skilled personnel in the areas of research and development, sales, marketing and manufacturing. There can be no assurance that the Company will be able to attract and retain the qualified personnel needed for its business. The loss of the services of one or more members of the Company's research, manufacturing or management group or the inability to hire additional personnel as needed would likely have a material adverse effect on the Company's business and prospects.

FUTURE CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

    The Company may require substantial funds to meet its working capital requirements for continued research and development, testing, regulatory approval and full-scale commercial introduction of its EnSite System. In order to meet its funding needs, the Company may be required to raise additional funds through public or private financings, including the sale of equity or debt. Any additional equity financings may be dilutive to current stockholders, and debt financing, if available, may involve restrictive covenants. Adequate funds for the Company's operations, whether from financial markets or from other sources, may not be available when needed on terms attractive to the Company, if at all. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its programs designed to facilitate the commercial introduction of the EnSite System or prevent such commercial introduction altogether.

UNCERTAINTY OF THIRD-PARTY REIMBURSEMENT

    Sales of the Company's proposed products in most markets in the United States and internationally will be dependent on availability of adequate reimbursement for tachycardia diagnostic procedures from third-party payors, such as government and private insurance plans, health maintenance organizations and preferred provider organizations. In the United States, the Company's products, if and when approved for commercial sale, would be purchased primarily by health care providers which will then seek to be reimbursed by various third party payors, such as Medicare, Medicaid and other government programs and private insurance plans, for the health care services provided to their patients. Third-party payors reimburse health care providers for medical treatment based on a variety of methods, including a lump sum prospective payment system based on a diagnosis related group or per diem, a blend between the health care provider's reported costs and a fee schedule, a payment for all or a portion of charges deemed reasonable and customary, or a negotiated per capita fixed payment. Third-party payors are increasingly challenging the pricing of medical products and procedures. Even if a procedure is eligible for reimbursement, the level of reimbursement may not be adequate. Additionally, payors may deny reimbursement if they determine that the device used in a treatment was unnecessary, inappropriate or not cost-effective, experimental or used for a non-approved indication.

    It is anticipated that the Company's EnSite catheter will be sold at a premium in comparison to existing single point catheters used in current diagnostic or mapping procedures, in addition to requiring an initial capital outlay for the companion clinical workstation. Existing single point catheters, unlike EnSite catheters, are generally reused after sterilization. In addition to establishing the safety and efficacy of the EnSite System, and assuming no increase in the level of reimbursement for cardiovascular procedures expected to utilize the Company's products, the Company will be required to economically justify the relative increased cost of utilizing the EnSite System by satisfactorily demonstrating the enhanced benefits of the EnSite System to health care providers and payors in terms of such factors as enhanced patient procedural efficiencies, reduced radiation exposure and improved patient outcomes.

    The commercial success of the Company's EnSite System may also be affected by the availability of adequate reimbursement for treatments for complex VT, including catheter ablation. To date, catheter ablation has not been approved by the FDA for treatment of VT and is not a commonly prescribed treatment for VT. The Company believes that the improved mapping technology of the EnSite System may enable catheter ablation for treating complex VT.

    There can be no assurance that adequate levels of reimbursement will be available to enable the Company to achieve or maintain market acceptance of its products or maintain price levels which exceed the Company's costs of developing and manufacturing its products. In addition, use of the Company's products will also depend on the adequacy of third-party reimbursement for treatments that would be used in connection with the Company's products, such as catheter ablation treatment. There can be no assurance that adequate levels of reimbursement for ablation treatment will be available to support the use of the Company's products. Without adequate support from third-party payors, the market for the Company's products may be severely limited. Moreover, the Company is unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation would have on the Company. There is significant uncertainty concerning third-party reimbursement of medical devices, and there can be no assurance that third-party reimbursement will be available in the future for the EnSite System or that any third-party reimbursement that is obtained will be adequate. Any failure to obtain third party reimbursement for diagnostic procedures using the Company's products or treatment procedures that rely on the Company's products could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company expects that there will be continued pressure on cost-containment throughout the United States health care system. Reforms may include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, greater reliance on prospective payment systems, the creation of large insurance purchasing groups and fundamental changes to the health care delivery system. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery systems and payment methodologies and public debate of these issues will likely continue in the future. Due to uncertainties regarding the ultimate features of reform initiatives and their enactment and implementation, the Company cannot predict which, if any, of such reform proposals will be adopted, when such proposals may be adopted or what impact they may have on the Company.

    Reimbursement systems in international markets vary significantly by country and by region within some countries, and reimbursement approvals must be obtained on a country-by-country basis. Many international markets have government managed health care systems that control reimbursement for new devices and procedures. In most markets there are private insurance systems as well as government managed systems. There can be no assurance that reimbursement for the Company's products will be available in international markets under either government or private reimbursement systems.

PRODUCT LIABILITY RISK

    The Company faces an inherent business risk of exposure to product liability claims in the event that an electrophysiology patient is adversely affected by its products. The Company currently carries a product liability insurance policy covering the Company's clinical trial operations with an aggregate limit of $5 million, although there can be no assurance that the Company's existing insurance coverage limits are adequate to cover the Company from any liabilities it might incur in connection with the distribution of its products. Although the Company expects to obtain product liability insurance coverage in connection with the commercialization of the EnSite System, there can be no assurance that such insurance will be available on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately cover any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business and prospects of the Company.

POSSIBLE VOLATILITY OF PRICE

    The trading prices of the Company's Common Stock could be subject to wide fluctuations in response to quarter to quarter variations in the Company's operating results, announcements by the Company or its competitors regarding the results of regulatory approval filings or clinical trials or testing, developments or disputes concerning proprietary rights, technological innovations or new commercial products, governmental regulatory action, third-party reimbursement decisions, general conditions in the medical technology industry, or other events or factors, many of which are beyond the Company's control. In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many medical technology companies and which have often been unrelated to the operating performance of such companies.

NO DIVIDENDS

    The Company has never paid or declared a dividend on its capital stock and does not anticipate doing so for the foreseeable future.

                                USE OF PROCEEDS

    The Shares will be offered and sold by the Selling Stockholder for its own account. The Company will not receive any proceeds from the sale of the Shares pursuant to this Prospectus. The Company has agreed to pay the expenses of registration of the Shares.

                              SELLING STOCKHOLDER

    The maximum number of Shares that may be sold by the Selling Stockholder pursuant to this Prospectus is 750,000. As of the date of this Prospectus, the Selling Stockholder owned an aggregate of 1,726,850 shares of the Common Stock of the Company and a currently exercisable warrant to purchase an additional 447,554 shares.

    The Selling Stockholder acquired the Shares in a private placement (the "Private Placement") that was consummated concurrently with the Company's Initial Public Offering of Common Stock on March 24, 1997. In connection with the Private Placement, the Company granted to the Selling Stockholder demand and incidental registration rights to require that the Company register under the Securities Act the Shares of Common Stock purchased by the Selling Stockholder in the Private Placement.

                              PLAN OF DISTRIBUTION

    The sale or transfer of all or a portion of the Shares offered hereby by the Selling Stockholder or by its pledgees, donees or other applicable transferees or successors in interest may be effected from time to time on one or more exchanges, on the Nasdaq National Market, in the over-the-counter market, or otherwise at prevailing market prices at the time of such sales, at prices related to such prevailing prices, at fixed prices (that may be changed) or at negotiated prices. The Selling Stockholder may effect such transactions by selling directly to purchasers in negotiated transactions, to dealers acting as principals or through one or more brokers, in an exchange distribution in accordance with the rules of such exchange, or any combination of these methods of sale. In addition, Shares may be transferred in connection with call options, short sales, loans or pledges of shares, hedging transactions or similar transactions that may be effected by the Selling Stockholder directly or with or through broker-dealers. As of the date of this Prospectus, the Company is not aware of any agreement, arrangement or understanding between any broker or dealer and the Selling Stockholder.

    Dealers or brokers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder. The Company and the Selling Stockholder may agree to indemnify such brokers or dealers against certain liabilities, including liabilities under the Securities Act.

    The Selling Stockholder is not restricted as to the price or prices at which it may sell its Shares. Sales of such Shares at less than the market price could adversely affect the market price of the Common Stock. Moreover, the Selling Stockholder is not restricted as to the number of Shares which may be sold at any one time, and it is possible that a significant number of Shares could be sold at the same time, which could also adversely affect the market price of the Common Stock.

    Pursuant to agreements with the Selling Stockholder, the Company will pay substantially all of the expenses incident to this registration of the Shares. Under certain registration rights agreements entered into with the Company, the Selling Stockholder will be indemnified by the Company against certain civil liabilities, including certain liabilities under the Securities Act.

    The Selling Stockholder will pay all selling commissions, transfer taxes and related charges in connection with the offer and sale of the Shares.

                               VALIDITY OF SHARES

    The validity of the securities offered hereby will be passed upon for the Company by Dorsey & Whitney LLP, Minneapolis, Minnesota.

                                    EXPERTS

    The financial statements of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report therein and incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

No dealer, salesperson or other person is authorized to give any information or to make representations not contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Selling Stockholder or any other person. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the affairs of the Company since the date hereof or the information herein is correct as of any time subsequent to the date of this Prospectus.

                            ------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................    4
Use of Proceeds...........................................................   13
Selling Stockholder.......................................................   13
Plan of Distribution......................................................   13
Validity of Shares........................................................   14
Experts...................................................................   14

                                 750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                               -----------------
                              P R O S P E C T U S
                               -----------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following fees and expenses will be paid by the Company in connection with the issuance and distribution of the securities registered hereby and do not include underwriting commissions and discounts. All such expenses, except for the SEC, are estimated.

SEC registration fee...............................................  $   2,273
Legal fees and expenses............................................     20,727
Accounting fees and expenses.......................................      2,000
Transfer Agent's and Registrar's fees..............................      1,000
Printing and engraving expenses....................................     25,000
                                                                     ---------
        Total......................................................  $  51,000
                                                                     ---------
                                                                     ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VIII, Section 8.01 of the Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as an injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since January 28, 1994, the Company has issued and sold the following securities that were not registered under the Securities Act:

    1. In November 1994, the Company issued a warrant to purchase an aggregate of 46,607 shares of the Company's Series B Preferred Stock, with an exercise price of $3.40 per share, to Comdisco, Inc.

    2. In January 1995, the Company issued and sold 1,794,194 shares of Series B Preferred Stock at $3.40 per share, convertible into the same number of shares of Common Stock, to a total of 12 investors, including certain existing shareholders, venture capital firms and investment partnerships, for an aggregate purchase price of $6,100,258.

    3. In March 1995, the Company issued and sold 32,353 shares of Series B Preferred Stock at $3.40 per share, convertible into the same number of shares of Common Stock, to a total of 2 investors for an aggregate purchase price of $110,000.

    4. In April 1996, the Company issued and sold 976,850 shares of Series C Preferred Stock at $10.24 per share, convertible into the same number of shares of Common Stock, to Medtronic for an aggregate purchase price of $10,000,000.

    5. In August 1996, the Company issued a warrant to purchase an aggregate of 7,500 shares of the Company's Series D Preferred Stock, with an exercise price of $10.24 per share, to Comdisco, Inc.

    6. In March 1997, the Company issued and sold 750,000 shares of Common Stock at $9.00 per share to Medtronic for an aggregate purchase price of $6,750,000.

    7. In January 1998, the Company issued a warrant to purchase an aggregate of 447,554 shares of Common Stock, with an exercise price of $11.1125 per share, to Medtronic.

    The sales of the above securities were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationship with the Company or otherwise, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
  3.1  Amended and Restated Certificate of Incorporation of the Company
         (incorporated by reference to Exhibit 3.2 to the Company's Registration
         Statement on Form S-1, dated January 29, 1997, as amended on March 5,
         1997, March 13, 1997 and March 18, 1997 (File No. 333-20677))

  3.2 Amended Bylaws of the Company (incorporated by reference to Exhibit 3.3 to the Company's Registration Statement on Form S-1, dated January 29,
         1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997
         (File No. 333-20677))

  4.1  Warrant Agreement dated November 18, 1993 between the Company and Tikkun
         Resource Development relating to warrant issued to Tikkun Resource
         Development to purchase shares of Common Stock (incorporated by reference to Exhibit 4.2 to the Company's Registration Statement on Form
         S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No. 333-20677))

  4.2  Warrant Agreement dated November 15, 1994 between the Company and
         Comdisco, Inc. relating to Warrant issued to Comdisco, Inc. to purchase shares of Series B Preferred Stock (incorporated by reference to Exhibit
         4.3 to the Company's Registration Statement on Form S-1, dated January
         29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997
         (File No. 333-20677))

  4.3  Warrant Agreement dated August 20, 1996 between the Company and Comdisco,
         Inc. relating to Warrant issued to Comdisco, Inc. to purchase shares of Series D Preferred Stock (incorporated by reference to Exhibit 4.4 to the Company's Registration Statement on Form S-1, dated January 29,
         1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997
         (File No. 333-20677))

NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
 10.1  Real Property Lease Agreement dated September 15, 1993 between the Company and the Port Authority of St. Paul, together with Amendment Nos. 1, 2 and 3 thereto dated February 6, 1995, May 16, 1995, June 4, 1996, respectively (incorporated by reference to Exhibit 10.1 to the Company's
         Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No.
         333-20677))

 10.2  Amendment No 4 to the Real Property Lease Agreement dated September 15,
         1993 between the Company and the Port Authority of St. Paul
         (incorporated by reference to Exhibit 10.2 to the Company's Annual
         Report on Form 10-K for the year ended December 31, 1997)

 10.3  Master Lease Agreement dated November 14, 1994, as amended, between the
         Company and Comdisco, Inc., with Exhibits (incorporated by reference to Exhibit 10.2 to the Company's Registration Statement on Form S-1, dated
         January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March
         18, 1997 (File No. 333-20677))

 10.4 1993 Long-Term Incentive and Stock Option Plan, including forms of option agreements (incorporated by reference to Exhibit 10.3 to the Company's
         Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No.
         333-20677))

 10.5 Directors' Stock Option Plan (incorporated by reference to Exhibit 10.4 to the Company's Registration Statement on Form S-1, dated January 29,
         1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997
         (File No. 333-20677))

 10.6  1997 Employee Stock Purchase Plan (incorporated by reference to Exhibit
         10.5 to the Company's Registration Statement on Form S-1, dated January
         29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997
         (File No. 333-20677))

 10.7  Employment Agreement dated May 25, 1994 between the Company and James W.
         Bullock (incorporated by reference to Exhibit 10.6 to the Company's
         Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No.
         333-20677))

 10.8  Investment Agreement dated April 26, 1996 between the Company and
         Medtronic, Inc. (incorporated by reference to Exhibit 10.8 to the Company's Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No.
         333-20677))

 10.9 Amended and Restated Investors Rights Agreement dated January 31, 1995, together with Amendments thereto dated March 1, 1995 and April 26, 1996, respectively, between the Company and the holders of the Company's
         Series A and Series B Preferred Stock (incorporated by reference to
         Exhibit 10.9 to the Company's Registration Statement on Form S-1, dated
         January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March
         18, 1997 (File No. 333-20677))

 10.10 Stock Purchase Agreement between the Company and Medtronic, Inc.
         (incorporated by reference to Exhibit 10.10 to the Company's
         Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No.
         333-20677))

NUMBER DESCRIPTION
------ --------------------------------------------------------------------------
 10.11 Purchase Agreement between the Company, Piper Jaffray Inc., and Volpe,
         Welty & Company LLC (incorporated by reference to Exhibit 1.1 to the
         Company's Registration Statement on Form S-1, dated January 29, 1997, as amended on March 5, 1997, March 13, 1997 and March 18, 1997 (File No.
         333-20677))

 10.12** License Agreement dated January 30, 1998 between the Company and
         Medtronic, Inc. (incorporated by reference to Exhibit 10 to the
         Company's Quarterly Report on Form 10-Q for the quarter ended March 31,
         1998)

 10.13** Distribution/Supply Agreement, dated September 8, 1997, between the
         Company and Medtronic, Inc. (filed herewith)

 23.1  Consent of Ernst & Young LLP (filed herewith)

 24.1* Power of Attorney

------------------------

*   Previously filed.

** Pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, confidential portions of exhibits 10.12 and 10.13 have been deleted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

(b) Financial Statement Schedules

    None.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant further undertakes:

(1) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (2)(i) and (2)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(3) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on June 3, 1998.

                                ENDOCARDIAL SOLUTIONS, INC.

                                By:             /s/ JAMES W. BULLOCK
                                     -----------------------------------------
                                                  James W. Bullock
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on June 3, 1998.

               SIGNATURE                                  TITLE
----------------------------------------  --------------------------------------
          /s/ JAMES W. BULLOCK            President, Chief Executive Officer and
----------------------------------------    Director (principal executive
            James W. Bullock                officer)

           /s/ LEOTA PEARSON
----------------------------------------  Controller (principal financial and
             Leota Pearson                  accounting officer)

           GRAYDON E. BEATTY*             Director

            RONALD H. KASE*               Director

           JAMES E. DAVERMAN*             Director

        ROBERT G. HAUSER, M.D.*           Director

           STEVEN R. LAPORTE*             Director

*By:    /s/ JAMES W. BULLOCK
      -------------------------
          James W. Bullock
          ATTORNEY-IN-FACT